Finisar Announces 7% Revenue Growth Over Prior Quarter

SUNNYVALE, CA -- (Marketwired - September 04, 2014) - Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, today announced financial results for its first quarter of fiscal 2015, ended July 27, 2014.

COMMENTARY

"I am pleased to report that first quarter revenues were $327.6 million, a new all-time record for Finisar. Quarterly revenues increased by $21.6 million, or 7.1%, over the fourth fiscal quarter of fiscal 2014. Quarterly revenues grew for the eighth consecutive quarter," said Jerry Rawls, Finisar's executive Chairman of the Board.

"While demand for our transceivers that address wireless applications was very strong in the first quarter, demand for these products is now expected to decrease in the second quarter. We expect the demand to return and revenues to increase sequentially for these products in the third quarter. As a result of this decrease in demand for wireless transceivers, as well as a decrease in demand for telecom products due to soft carrier spending and a decrease in demand from several datacom customers with lumpy order patterns, we expect our overall revenues to decline in the second fiscal quarter," said Eitan Gertel, Finisar's Chief Executive Officer.

          FINANCIAL HIGHLIGHTS - FIRST QUARTER ENDED JULY 27, 2014

Summary GAAP Results                      First                Fourth
                                         Quarter              Quarter
                                          Ended                Ended
                                      July 27, 2014        April 27, 2014
                                   -------------------  -------------------
                                   (in thousands, except per share amounts)

Revenues                           $           327,638  $           306,025
Gross margin                                      30.2%                31.6%
Operating expenses                 $            78,451  $            75,457
Operating income                   $            20,368  $            21,107
Operating margin                                   6.2%                 6.9%
Net income                         $            14,243  $            28,750
Income per share-basic             $              0.14  $              0.30
Income per share-diluted           $              0.14  $              0.28

Basic shares                                    98,241               96,965
Diluted shares                                 106,036              105,418

Summary Non-GAAP Results (a)              First                Fourth
                                         Quarter              Quarter
                                          Ended                Ended
                                      July 27, 2014        April 27, 2014
                                   -------------------  -------------------
                                   (in thousands, except per share amounts)

Revenues                           $           327,638  $           306,025
Gross margin                                      32.0%                34.2%
Operating expenses                 $            69,439  $            65,931
Operating income                   $            35,404  $            38,882
Operating margin                                  10.8%                12.7%
Net income                         $            33,332  $            36,992
Income per share-basic             $              0.34  $              0.38
Income per share-diluted           $              0.32  $              0.36

Basic shares                                    98,241               96,965
Diluted shares                                 106,036              105,418

_____________

  (a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results. A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information, can be found under the heading
      "Finisar Non-GAAP Financial Measures" below.

Financial Statement Highlights for the first quarter of fiscal 2015:

  Revenues increased to $327.6 million, up $21.6 million, or 7.1%, from $306.0 million in the preceding quarter.

  The sale of products for datacom applications increased by $18.2 million, or 8.2%, compared to the preceding quarter, primarily as the result of strong demand for our transceivers that address wireless applications.

  The sale of products for telecom applications increased by $3.4 million, or 4.1%, compared to the preceding quarter.

  GAAP gross margin decreased to 30.2% from 31.6% in the preceding quarter, primarily driven by less favorable product mix, primarily the result of increased sales of transceivers that address wireless applications and lower sales of our 100G ethernet transceivers, as well as an increase in depreciation as a result of an increased level of capital expenditures.

  Non-GAAP gross margin decreased to 32.0% from 34.2% in the preceding quarter.

  GAAP operating expenses increased to $78.5 million from $75.5 million in the preceding quarter, primarily from the impact of the full quarter operating expenses associated with the acquisition of u2t Photonics AG which closed during our fiscal fourth quarter, the acquisition of LightSmyth which occurred during the fiscal first quarter, the employer portion of payroll taxes associated with the annual vesting of RSUs which occurs every June and higher legal expenses associated with multiple current ongoing patent litigations.

  Non-GAAP operating expenses increased to $69.4 million from $65.9 million in the preceding quarter.

  GAAP operating income decreased $0.7 million to $20.4 million or 6.2% of revenues, compared to $21.1 million or 6.9% of revenues in the preceding quarter, primarily as the result of lower gross margins and higher operating expenses.

  Non-GAAP operating income decreased $3.5 million to $35.4 million, or 10.8% of revenues, compared to $38.9 million, or 12.7% of revenues, in the preceding quarter.

  Cash, cash equivalents and short term investments decreased $15.6 million to $497.4 million at the end of the first quarter, compared to $513.0 million at the end of the preceding quarter, primarily as the result of capital expenditures of $44.2 million, increased inventory of $10.4 million, increased accounts receivables of $6.3 million and a reduction in accrued compensation of $10.3 million primarily due to the payment of fiscal year end cash bonuses.

  During the quarter, Finisar completed the acquisition of LightSmyth Technologies, Inc. of Eugene Oregon, a pioneer in the use of semiconductor manufacturing tools to produce differentiated, high performance and cost-effective grating products. LightSmyth previously was a supplier of grating products for Finisar's WSS and ROADM products. This acquisition further advances Finisar's vertical integration strategy.

OUTLOOK

The Company indicated that for the second quarter of fiscal 2015 it currently expects revenues in the range of $305 to $320 million, non-GAAP gross margin of approximately 31% to 32%, non-GAAP operating margin of approximately 8.5% to 9.5%, and non-GAAP earnings per diluted share in the range of approximately $0.23 to $0.27.

CONFERENCE CALL

Finisar will discuss its financial results for the first quarter and current business outlook during its regular quarterly conference call scheduled for Thursday, September 4, 2014, at 2:00 pm PT (5:00 pm ET). To listen to the call you may connect through the Finisar investor relations page at http://investor.finisar.com/ or dial 1-888-299-7205 (domestic) or +1-719-325-3210 (international) and enter conference ID 7685228.

An audio replay will be available for two weeks following the call by dialing 1-888-203-1112 (domestic) or +1-719-457-0820 and then following the prompts: enter conference ID 7685228 and provide your name, affiliation, and contact number. A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next regularly scheduled earnings conference call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statement concerning Finisar's expected financial performance. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the uncertainty of achieving anticipated cost savings and synergies in connection with the recently completed u2t acquisition. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed June 26, 2014) and quarterly SEC filings.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For 25 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                        Consolidated Balance Sheets
                               (in thousands)

                                                   July 27,      April 27,
                                                     2014          2014
                                                 ------------  ------------
                                                  (Unaudited)
                                                 ------------  ------------
                     ASSETS
Current assets:
  Cash and cash equivalents                      $    287,455  $    303,101
  Short-term held-to-maturity investments             209,927       209,922
  Accounts receivable, net                            231,312       225,020
  Accounts receivable, other                           41,595        33,749
  Inventories                                         270,122       259,759
  Prepaid expenses and other assets                    38,582        33,022
                                                 ------------  ------------
    Total current assets                            1,078,993     1,064,573
Property, equipment and improvements, net             301,020       273,328
Purchased intangible assets, net                       33,680        34,141
Goodwill                                              106,735       106,115
Minority investments                                    2,317         2,117
Other assets                                           20,907        17,272
                                                 ------------  ------------
    Total assets                                 $  1,543,652  $  1,497,546
                                                 ============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $    143,224  $    119,439
  Accrued compensation                                 28,215        38,541
  Other accrued liabilities                            27,568        31,533
  Deferred revenue                                     16,872        16,659
  Short term debt                                         247           243
  Current portion of convertible notes                 40,015        40,015
                                                 ------------  ------------
    Total current liabilities                         256,141       246,430
Long-term liabilities:
  Convertible notes, net of current portion           214,496       212,253
  Other non-current liabilities                        24,042        22,804
                                                 ------------  ------------
    Total liabilities                                 494,679       481,487
Stockholders' equity:
  Common stock                                            100            97
  Additional paid-in capital                        2,469,687     2,456,110
  Accumulated other comprehensive income               25,116        20,025
  Accumulated deficit                              (1,445,930)   (1,460,173)
                                                 ------------  ------------
    Total stockholders' equity                      1,048,973     1,016,059
                                                 ------------  ------------
Total liabilities and stockholders' equity       $  1,543,652  $  1,497,546
                                                 ============  ============

Note - Balance sheet amounts as of April 27, 2014 are derived from the audited consolidated financial statements as of the date.

                            Finisar Corporation
                   Consolidated Statements of Operations
              (Unaudited, in thousands, except per share data)

                                              Three Months Ended
                                   ----------------------------------------
                                     July 27,      July 28,      April 27,
                                       2014          2013          2014
                                   ------------  ------------  ------------
Revenues                           $    327,638  $    266,068  $    306,025
Cost of revenues                        227,385       173,102       208,135
Amortization of acquired developed
 technology                               1,434         1,593         1,326
                                   ------------  ------------  ------------
Gross profit                             98,819        91,373        96,564
Gross margin                               30.2%         34.3%         31.6%
Operating expenses:
  Research and development               51,006        43,530        48,132
  Sales and marketing                    11,965        11,805        11,509
  General and administrative             14,719         8,340        15,133
  Amortization of purchased
   intangibles                              761           595           683
                                   ------------  ------------  ------------
    Total operating expenses             78,451        64,270        75,457
                                   ------------  ------------  ------------
Income from operations                   20,368        27,103        21,107
Interest income                             612           217           485
Interest expense                         (3,134)         (552)       (2,965)
Other income (expenses), net             (2,026)          488         8,124
                                   ------------  ------------  ------------
Income before income taxes and
 non-controlling interest                15,820        27,256        26,751
Provision (benefits) for income
 taxes                                    1,577         1,421        (1,932)
                                   ------------  ------------  ------------
Income before non-controlling
 interest                                14,243        25,835        28,683
Adjust for net loss attributable
 to non-controlling interest                  -           176            67
                                   ------------  ------------  ------------
Net income attributable to Finisar
 Corporation                       $     14,243  $     26,011  $     28,750
                                   ============  ============  ============

Net income per share attributable
 to Finisar Corporation common
 stockholders:

  Basic                            $       0.14  $       0.27  $       0.30
  Diluted                          $       0.14  $       0.26  $       0.28

Shares used in computing net
 income per share - basic                98,241        94,609        96,965
Shares used in computing net
 income per share - diluted             106,036       101,125       105,418

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commissions: non-GAAP gross profit, non-GAAP operating income and non-GAAP income per share. These non-GAAP financial measures are supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude certain cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit in this release, we have excluded the following items from cost of revenues in applicable periods:

  Changes in excess and obsolete inventory reserve (predominantly non-cash charges or non-cash benefits);
  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
  Stock-based compensation expense (non-cash charges);
  Impairment of acquired developed technology and other long-lived assets (non-cash charges);
  Acquisition method accounting adjustment for sale of acquired inventory (non-cash charges);
  Reduction in force costs (non-recurring cash charges); and
  Acquisition related retention payments (non-recurring charges).

In calculating non-GAAP operating income in this release, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

  Gain or loss on litigation settlements and resolutions and related costs (non-recurring cash charges or benefits);
  Gain on fair value re-measurement of contingent consideration (non-cash benefit);
  Acquisition related costs (non-recurring cash charges); and
  Amortization of purchased intangibles (non-cash charges).

In calculating non-GAAP income and non-GAAP income per share in this release, we have also excluded the following items in applicable periods:

  Imputed interest expenses on convertible debt (non-cash charges);
  Imputed interest related to restructuring (non-cash charges);
  Gains and losses on sales of assets (non-recurring and/or non-cash losses and gains related to the periodic disposal of assets no longer required for current activities);
  Gains and losses related to minority investments (non-cash or non-recurring benefits or charges);
  Other miscellaneous expenses (income) (non-recurring charges or benefits);
  Dollar denominated foreign exchange transaction losses (gains) (non-cash charges or benefits);
  Amortization of debt issuance costs (non-cash charges);
  Non-controlling interest non-GAAP adjustment (non-cash and/or non-recurring charges or benefits attributable to the non-controlling interest in majority-controlled subsidiaries); and
  Differences between cash payable for income taxes and the provision for income taxes in accordance with GAAP, less discrete items.

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP
              (Unaudited, in thousands, except per share data)

                                              Three Months Ended
                                   ----------------------------------------
                                     July 27,      July 28,      April 27,
                                       2014          2013          2014
                                   ------------  ------------  ------------
GAAP to non-GAAP reconciliation of
 gross profit:
Gross profit - GAAP                $     98,819  $     91,373  $     96,564
Gross margin - GAAP                        30.2%         34.3%         31.6%
Adjustments:
Cost of revenues
  Change in excess and obsolete
   inventory reserve                      1,721        (1,528)        3,384
  Amortization of acquired
   technology                             1,434         1,593         1,326
  Stock compensation                      2,276         1,777         2,531
  Acquisition method accounting
   adjustment for sale of acquired
   inventory                                  -             -           822
  Reduction in force costs                  475            23           124
  Acquisition related retention
   payment                                  118            62            62
                                   ------------  ------------  ------------
    Total cost of revenue
     adjustments                          6,024         1,927         8,249
                                   ------------  ------------  ------------
Gross profit - non-GAAP                 104,843        93,300       104,813
                                   ------------  ------------  ------------
Gross margin - non-GAAP                    32.0%         35.1%         34.2%

GAAP to non-GAAP reconciliation of
 operating income:
Operating income - GAAP                  20,368        27,103        21,107
Operating margin - GAAP                     6.2%         10.2%          6.9%
Adjustments:
Total cost of revenue adjustments         6,024         1,927         8,249
Research and development
  Reduction in force costs                  332            12             -
  Acquisition related retention
   payment                                  193           191           190
  Stock compensation                      4,436         3,525         4,056
Sales and marketing
  Acquisition related retention
   payment                                   20            17            17
  Stock compensation                      1,529         1,184         1,406
General and administrative
  Reduction in force costs                   (5)           67            69
  Acquisition related retention
   payment                                   16           217             8
  Stock compensation                      2,812         2,423         2,525
  Acquisition related costs                 230           225           567
  Litigation settlements and
   resolutions and related costs         (1,312)            5             5
  Gain on fair value remeasurement
   of contingent consideration
   liability                                  -        (5,094)            -
Amortization of purchased
 intangibles                                761           595           683
                                   ------------  ------------  ------------
    Total cost of revenue and
     operating expense adjustments       15,036         5,294        17,775
                                   ------------  ------------  ------------
Operating income - non-GAAP              35,404        32,397        38,882
                                   ------------  ------------  ------------
Operating margin - non-GAAP                10.8%         12.2%         12.7%

GAAP to non-GAAP reconciliation of
 income attributable to Finisar
 Corporation:
Net income attributable to Finisar
 Corporation - GAAP                      14,243        26,011        28,750
Adjustments:
Total cost of revenue and
 operating expense adjustments           15,036         5,294        17,775
Non-cash imputed interest expenses
 on convertible debt                      2,243             -         2,225
Imputed interest related to
 restructuring                               51            57            53
Other (income) expense, net
  Loss (gain) on sale of assets             238          (110)       (8,156)
  Gain related to minority
   investments                                -          (743)            -
  Other miscellaneous income                 (1)            -             -
  Foreign exchange transaction
   (gain) or loss                         1,991           567           (69)
  Amortization of debt issuance
   cost                                     154             -           155
Provision for income taxes
  Income tax provision adjustments         (623)          126        (3,737)
Non-controlling interest non-GAAP
 adjustment                                   -            67            (4)
                                   ------------  ------------  ------------
Total adjustments                        19,089         5,258         8,242
                                   ------------  ------------  ------------
Net income attributable to Finisar
 Corporation - non-GAAP            $     33,332  $     31,269  $     36,992
                                   ============  ============  ============

Non-GAAP income attributable to
 Finisar Corporation               $     33,332  $     31,269  $     36,992
Add: interest expense for dilutive
 convertible notes                          539           539           539
                                   ------------  ------------  ------------
Adjusted non-GAAP income
 attributable to Finisar
 Corporation                       $     33,871  $     31,808  $     37,531
                                   ============  ============  ============

Non-GAAP income per share
 attributable to Finisar
 Corporation common stockholders
  Basic                            $       0.34  $       0.33  $       0.38
  Diluted                          $       0.32  $       0.31  $       0.36
Shares used in computing non-GAAP
 income per share attributable to
 Finisar Corporation common
 stockholders
  Basic                                  98,241        94,609        96,965
  Diluted                               106,036       101,125       105,418

Non-GAAP EBITDA
Non-GAAP income attributable to
 Finisar Corporation               $     33,332  $     31,269  $     36,992
Depreciation expense                     19,648        13,927        17,518
Amortization                                 39            94            94
Interest expense                            228           278           202
Income tax expense                        2,200         1,295         1,805
                                   ------------  ------------  ------------
Non-GAAP EBITDA                    $     55,447  $     46,863  $     56,611
                                   ============  ============  ============

Finisar-F

Investor Contact:
Kurt Adzema
Chief Financial Officer
408-542-5050
Investor.relations@finisar.com

Press contact:
Victoria McDonald
Director, Corporate Communications
408-542-4261